                                                                      Exhibit B

                          NATIONAL FUEL RESOURCES, INC.
                                  BALANCE SHEET

                                                AT JUNE 30,
                                           2003             2002
ASSETS
Current Assets:
  Cash and Temporary
    Cash Investments                   $ 2,556,245      $ 1,874,374
  Accounts Receivable - Net             15,347,592       11,346,045
  Accounts Receivable - Interco          1,636,554          156,659
  Notes Receivable - Intercompany       39,600,000       32,000,000
  Reserve for Bad Debts                 (1,730,886)      (2,189,790)
  Gas Stored Underground                 4,680,303        5,517,953
  Other Current Assets                     305,642          102,733
                                        62,395,450       48,807,974

Property, Plant, and Equipment
  Furniture and Fixtures                 1,149,627          982,011
Less - Accumulated DD&A                   (955,677)        (830,920)
                                           193,950          151,091

Fair Market Value of Derivative
Financial Instruments-Asset              1,014,670        1,038,310
Other Assets                                21,119           68,185

                                       $63,625,189      $50,065,560
                                       ===========      ===========

LIABILITIES
Current Liabilities:
  Accounts Payable                     $ 7,131,814      $ 2,294,572
  Accrued Liabilities                    4,407,445        1,897,216
  Current Income Taxes - Federal         1,228,349        2,384,093
  Accounts Payable - Intercompany        3,830,280        2,366,600
  Notes Payable - Intercompany                   0                0
  Dividend Payable                         200,000          100,000
                                        16,797,888        9,042,481
Long Term Liabilities:
Deferred Income Taxes                   (2,361,109)      (1,978,483)
Fair Market Value of Derivative
Financial Instruments-Liability                  0                0
Miscellaneous Deferred Credits           4,481,269        5,381,574
                                         2,120,160        3,403,091

Stockholder's Equity:
  Common Stock                              10,000           10,000
  Capital Paid in Excess of Par         33,490,000       33,490,000
  Retained Earnings                     11,574,454        4,341,137
  Unrealized Gain/Loss                    (367,313)        (221,149)
Total Equity                            44,707,141       37,619,988

                                       $63,625,189      $50,065,560
                                       ===========      ===========